EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements No. 333-06378, No. 333-40516, No. 333-103888, No. 333-108149, No. 333-119949, No. 333-129640, No. 333-129733, No. 333-145041, No. 333-152662 and No. 333-157729, each on Form S-8, and Registration Statement No. 333-158262 on Form F-3 of our reports relating to the consolidated financial statements of WPP plc and the effectiveness of WPP plc’s internal control over financial reporting dated 12 May 2009, appearing in this Annual Report on Form 20-F of WPP plc for the year ended 31 December 2008.

/s/ Deloitte LLP

DELOITTE LLP

Chartered accountants and registered auditors

London, United Kingdom

12 May 2009